UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         MORTON'S RESTAURANT GROUP, INC.
                        ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)

                                    619429103
                        ---------------------------------
                                 (CUSIP Number)

                               December 31, 1998
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this schedule is filed:

               [X]  Rule 13d-1(b)

               [ ]  Rule 13d-1(c)

               [ ]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     1 of 5

                                  SCHEDULE 13G
CUSIP No. 486605108

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHARTWELL INVESTMENT PARTNERS   I.R.S. ID. NO. 23-2891243

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

             PENNSYLVANIA

  Number of shares         5       SOLE VOTING POWER
beneficially owned by
each reporting person                 591,104
       with
                           6       SHARED VOTING POWER

                                      0

                           7       SOLE DISPOSITIVE POWER

                                      591,104

                           8       SHARED DISPOSITIVE POWER

                                      0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     591,104

10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         |_|

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.88%

12   TYPE OF REPORTING PERSON

     IA

                                     2 of 5

Item 1.

     (a)  Name of Issuer: MORTON'S RESTAURANT GROUP, INC.

     (b)  Address of Issuer's Principal Executive Offices:

          3333 NEW HYDE PARK ROAD
          NEW HYDE PARK, NY 11042

Item 2.


     (a)  Name of Person Filing: CHARTWELL INVESTMENT PARTNERS

     (b)  Address of Principal Business Office, or, if none, Residence:

          1235 WESTLAKES DRIVE, SUITE 330
          BERWYN, PA 19312

     (c)  Citizenship: PENNSYLVANIA

     (d)  Title of Class of Securities: COMMON STOCK

     (e)  CUSIP Number: 619429103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)[ ]    Broker or dealer registered under Section 15 of the Act.
(b)[ ]    Bank as defined in section 3(a)(6) of the Act.
(c)[ ]    Insurance company as defined in section 3(a)(19) of the Act.
(d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940.
(e)[X}    An investment adviser in accordance with Section 240.13d-1(b)(ii)(E);
(f)[ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)[ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);
(h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                                     3 of 5

Item 4.   Ownership: 8.88%

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company or Control Person:

          N/A

Item 8. Identification and Classification of Members of the Group:

          N/A

Item 9.  Notice of Dissolution of Group:

          N/A

Item 10.  Certifications:

          (a)       The  following   certification  shall  be  included  if  the
                    statement is filed pursuant to Sec.240.13d-1(b):

                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          (b)       The  following   certification  shall  be  included  if  the
                    statement is filed pursuant to Sec. 240.13d-1(c):

                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     4 of 5

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated: February 4, 1999

                                            By: /s/ Timothy J. Riddle
                                               ---------------------------------
                                               Name:   TIMOTHY J. RIDDLE
                                               Title:  PARTNER, COO




                                     5 of 5